Exhibit 4.15

EXECUTION VERSION

WARRANTS AMENDMENT

This WARRANTS AMENDMENT (the “Amendment”), dated as of December 29, 2014, is by and among General Electric Company, a Delaware corporation (“GEC”), GPFS Securities Inc., a Delaware corporation (“GPFS”), and Clean Energy Fuels Corp., a Delaware corporation (the “Issuer”).

WHEREAS, the Issuer and GE Energy Financial Services, Inc., a Delaware corporation (“GEEFS”), entered into the Warrant Agreement (the “Warrant Agreement”) dated November 7, 2012, pursuant to which GEEFS is issued a warrant (the “GEEFS Warrant”) to purchase up to 5,000,000 shares of Common Stock (as defined in the Warrant Agreement) of the Issuer;

WHEREAS, pursuant to the Assignment and Assumption Agreement dated May 23, 2013, by and among GEEFS, GEC and GPFS, GEEFS assigned and transferred (a) the GEEFS Warrant to each of GEC and GPFS (collectively, the “Warrants”), and (b) its rights under the Warrant Agreement to each of GEC and GPFS;

NOW, THEREFORE, the Issuer, GEC and GPFS hereby agree to amend each of the Warrants as set forth below.

1.                                      Section 2.1 of each of the Warrants is hereby amended and replaced in its entirety by the following:

“2.1        General.  At any time and from time to time after the Closing Date and until 5:00 p.m., New York time, on the tenth (10th) anniversary of the Closing Date or such earlier date as provided in Section 4.2 below (the “Exercise Period”), the Holder may exercise this Warrant, on any Business Day, for all or any part of such number of Shares, at the state Exercise Price, equal to the sum of:

(a)           10% of the aggregate number of Shares purchasable hereunder as an upfront commitment fee, plus

(b)           as of December 31, 2014, 10% of the aggregate number of Shares purchasable hereunder, plus

(c)

(i)            after the first Tranche A Loan (as defined in the Credit Agreement) is made, 25% of the aggregate number of Shares purchasable hereunder,

(ii)           after the first Tranche B Loan (as defined in the Credit Agreement) is made, 25% of the aggregate number of Shares purchasable hereunder,

(iii)          after Tranche A Loans in aggregate principal amount of at least $15,000,000 have been made, 15% of the aggregate number of Shares purchasable hereunder, and

(iv)          after Tranche B Loans in aggregate principal amount of at least $15,000,000 have been made, 15% of the aggregate number of Shares purchasable hereunder.

Upon the occurrence of any of the events described in the foregoing clause (c), the Issuer shall deliver written notice thereof to Holder.”

2.             This Amendment will be governed by, and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any conflict of law provision.

3.             This Amendment will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and assigns.

4.             This Amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed with effect from the date first above written.

CLEAN ENERGY FUELS CORP.

By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President & Chief Executive Officer

GENERAL ELECTRIC COMPANY

By:	/s/ Tyson Yates
Name: Tyson Yates
Title: Managing Director

GPFS SECURITIES INC.

By:	/s/ Tyson Yates
Name: Tyson Yates
Title: Managing Director

SIGNATURE PAGE TO

WARRANTS AMENDMENT